UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Chapman, Laurence A.
   c/o The B. F. Goodrich Company
   Three Coliseum Centre
   2550 West Tyvola Road
   Charlotte, NC  28217
   USA
2. Issuer Name and Ticker or Trading Symbol
   The B. F. Goodrich Company
   GR
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   11/99
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Senior Vice President and Chief Financial Officer
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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
Common Stock               |11/2/9|P   | |6,000             |(A)|$22.50     |                   |(I)   |(1)                        |
                           |9     |    | |                  |   |           |                   |      |                           |
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Common Stock               |11/9/9|P   | |6,700             |(A)|23.00      |22,700             |(I)   |(1)                        |
                           |9     |    | |                  |   |           |                   |      |                           |
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Common Stock               |      |    | |                  |   |           |11,784             |(I)   |(2)                        |
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                           |      |    | |                  |   |           |2,000              |(D)   |                           |
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
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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
Stock Option          |        |4/28/|(A) | |7,000      |A  |4/28/|4/27/|Common Stock|7,000  |$11.964|            |(D)|            |
                      |        |94   |    | |           |   |95   |04   |            |       |3      |            |   |            |
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Stock Option          |        |4/28/|(A) | |7,000      |A  |4/28/|4/270|Common Stock|7,000  |$11.964|            |(D)|            |
                      |        |94   |    | |           |   |96   |4    |            |       |3      |            |   |            |
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Stock Option          |        |4/28/|(A) | |7,000      |A  |4/28/|4/27/|Common Stock|7,000  |$11.964|            |(D)|            |
                      |        |94   |    | |           |   |97   |04   |            |       |3      |            |   |            |
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Stock Option          |        |4/28/|(A) | |14,000     |A  |9/22/|4/27/|Common Stock|14,000 |$11.964|            |(D)|            |
                      |        |94   |    | |           |   |97   |04   |            |       |3      |            |   |            |
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Stock Option          |        |7/26/|(A) | |11,200     |A  |9/20/|7/25/|Common Stock|11,200 |$21.25 |            |(D)|            |
                      |        |95   |    | |           |   |96   |05   |            |       |       |            |   |            |
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Stock Option          |        |7/26/|(A) | |11,200     |A  |9/22/|7/25/|Common Stock|11,200 |$21.25 |            |(D)|            |
                      |        |95   |    | |           |   |97   |05   |            |       |       |            |   |            |
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Stock Option          |        |2/13/|(A) | |7,500      |A  |*    |2/12/|Common Stock|7,500  |$44.531|            |(D)|            |
                      |        |99   |    | |           |   |     |08   |            |       |3      |            |   |            |
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Stock Option          |        |2/15/|(A) | |75,000     |A  |**   |2/14/|Common Stock|75,000 |$33.406|            |(D)|            |
                      |        |99   |    | |           |   |     |09   |            |       |3      |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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
Explanation of Responses:
(1)  By custodian for Individual Retirement
Account.
(2)  By spouse as custodian for minor
children.
*  Fully vested as of April 9,
1999.
** Fully vested as of April 19,
1999.
SIGNATURE OF REPORTING PERSON
Laurence A. Chapman